                             SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                                         FORM N-8A

                                NOTIFICATION OF REGISTRATION
                           FILED PURSUANT TO SECTION 8(a) OF THE
                               INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company
Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer Principal Protected Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Englewood, Colorado 80112

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

      Robert G. Zack, Esq.
      Senior Vice President & General Counsel
      OppenheimerFunds, Inc.
      498 Seventh Avenue
      New York, New York 10018

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment
Company Act of 1940 concurrently with the filing of Form N-8A:   Yes  [X]        No.  [   ]

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New
York and State of New York on the 17th day of January, 2003.

                              Oppenheimer Principal Protected Trust

                                    /s/ Robert G. Zack
                              By: _______________________________
                                    Robert G. Zack, Secretary
Attest:

      /s/ Denis R. Molleur
By: __________________________________
        Denis R. Molleur, Assistant Secretary